Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 3, 2022, relating to the consolidated financial statements of Expion360 Inc. (the “Company”) for the fiscal year ended December 31, 2021 and 2020 appearing in the Current Report on Form 8-K of the Company for the year ended December 31, 2021.

M&K CPAS PLLC

/s/ M&K CPAS PLLC

Houston, Texas
October 26, 2022